Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Fernando Sanchez (investors)
Nov. 15, 2004		Chief Financial Officer
ArthroCare Corporation
512-391-3967

Jon Zurbey (media)
Haberman & Associates
612-372-6446
jon@habermaninc.com

ARTHROCARE TO ADJUST REPORTED THIRD QUARTER RESULTS

Action to increase gross margin and operating income,

but has no impact on revenue or EPS

SUNNYVALE, CA — Nov. 15, 2004 — ArthroCare® Corp. (Nasdaq: ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today it intends to adjust the third quarter results reported on Oct. 19, 2004 to reflect an increase in gross margin and operating income and a corresponding decrease in Other Income. This adjustment, which the company expects to be in the range of $200,000 to $300,000, is the result of a reclassification of certain foreign exchange transactions in ArthroCare’s Swedish subsidiary. The company does not believe this adjustment is material and it will not result in any change in reported revenue or net income.

ArthroCare also intends, subject to final review by its independent auditors, to reclassify similar foreign exchange transactions that occurred in the first and second quarters of 2004. To ensure year-to-date numbers are as accurate as possible, ArthroCare intends to further amend the third quarter results to include a catch-up adjustment that reflects the first and second quarter transactions. This adjustment would also create a one-time increase in gross margin and operating income, which the company believes will be in the range of $700,000 to $800,000, with a corresponding decrease in Other Income. The company does not believe this catch-up adjustment is material and it would not result in any change in reported revenue or net income on a quarterly basis or year-to-date.

ArthroCare has completed a draft of its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2004 reflecting these adjustments. ArthroCare intends to file its 10-Q as soon as its independent auditors have completed their final review. However, the filing will not be made within the time period prescribed by the Securities and Exchange Commission (SEC), as a result of which, among other things, certain stockholders of the company, including officers, directors and other affiliates, will not be able to resell the company’s securities under Rule 144 for a period of time expected to last a little more than a year.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to discuss the previously announced acquisition of Opus Medical at 4:30 p.m. ET/1:30 p.m. PT today. The dial-in number for the call is (800) 443-6290. The call will be simultaneously

Webcast by CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21214407. The Webcast and telephonic replay will remain available through Nov. 29, 2004.

ABOUT ARTHROCARE

ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue –– minimizing damage to healthy tissue. Used in more than three million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of products to its portfolio to complement Coblation within key indications. Founded in 1993, ArthroCare is headquartered in Sunnyvale, Calif.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2004 and 2005, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company’s patent position, the risk that the acquisition of Opus may not occur or that sales of Opus products will not be as high as anticipated, and the risk that we may incur unanticipated or unknown losses or liabilities if we complete the acquisition of Opus . These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-K for the year ended December 31, 2003 and the 10-Q for the quarter ended June 30, 2004. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

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